EXHIBIT 6.8

COMMERCIAL LEASE

This Lease Agreement (this “Lease") is dated as of January 01, 2018, by and between Jeffrey Lewis ("Landlord"), and BrewBilt Manufacturing LLC (“Tenant”). The parties agree as follows:

PREMISES. Landlord, in consideration of the lease payments provided in this lease, leases to Tenant Units 10-13 in the Wolf Creek Industrial Building located at 110 Spring Hill Drive Grass Valley, CA 95945 (the "Premises") located at 110 Spring Hill Drive #10, Grass Valley, CA 95945.

TERM. The lease term will begin on January 01, 2018 and will terminate on January 01, 2028.

LEASE PAYMENTS. Tenant shall pay to Landlord monthly installments of $4,861.19, payable in advance on the first day of each month. Lease payments shall be made to the Landlord at 318 Clay Street, Nevada City. California 95959. The payment address may be changed from time to time by the Landlord.

SECURITY DEPOSIT. At the time of the signing of this Lease, Tenant shall pay to Landlord, in trust, a security deposit of $4,980.00 to be held and disbursed for Tenant damages to the Premises (if any) as provided by law.

POSSESSION. Tenant shall be entitled to possession on the first day of the term of this Lease, and shall yield possession to Landlord on the last day of the term of this Lease, unless otherwise agreed by both parties in writing. At the expiration of the term, Tenant shall remove its goods and effects and peaceably yield up the Premises to Landlord in as good a condition as when delivered to Tenant, ordinary wear and tear excepted.

USE OF PREMISES. Tenant may use the Premises for Stainless Steel Manufacturing Including, but not limited to: Welding. Fabrication and System Integration. The Premises may be used for any other purpose only with the prior written consent of Landlord, which shall not be unreasonably withheld. Tenant shall notify Landlord of any anticipated extended absence from the Premises not later than the first day of the extended absence.

EXCLUSIVITY. Landlord shall not directly or indirectly, through any employee, agent, or otherwise, lease any space within the property (except the Premises herein described), or permit the use or occupancy of any such space whose primary business activity is in, or may result in, competition with the Tenants primary business activity. The landlord hereby gives the Tenant the exclusive right to conduct their primary business activity on the property.

PARKING. Tenant shall be entitled to use 12 parking space(s) for the parking of the Tenant's customers'/guests' motor vehicle(s).

STORAGE. Tenant shall be entitled to store items of personal property in the building, the outside covered structure and the loading dock during the term of this Lease. Landlord shall not be liable for loss of or damage to, such stored items.

PROPERTY INSURANCE. Landlord and Tenant shall each maintain appropriate insurance for their respective interests in the Premises and property located on the Premises. Landlord shall be named as an additional insured in such policies. Tenant shall deliver appropriate evidence to landlord as proof that adequate insurance is in force issued by companies reasonably satisfactory to Landlord. Landlord shall receive advance written notice from the insurer prior to any termination of such insurance policies. Tenant shall also maintain any other insurance which Landlord may reasonably require for the protection of Landlord's interest in the Premises. Tenant is responsible for maintaining casualty insurance on its own property.

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LIABILITY INSURANCE. Tenant shall maintain liability insurance on the Premises in a total aggregate sum of at least $2,000,000.00. Tenant shall deliver appropriate evidence to Landlord as proof that adequate insurance is in force issued by companies reasonably satisfactory to Landlord. Landlord shall receive advance written notice from the insurer prior to any termination of such insurance policies.

RENEWAL TERMS. This Lease shall automatically renew for an additional period of five (5) years per renewal term, unless either party gives written notice of termination no later than Sixty days prior to the end of the term or renewal term. The lease terms during any such renewal term shall be the same as those contained in this Lease except that the lease installment payments shall be $5,361.19 per month.

MAINTENANCE.

Landlord's obligations for maintenance shall include:

- Roof, outside walls, and other structural parts of the building

- Parking lot, driveways, and sidewalks, including snow and ice removal

- Sewer, water pipes, and other matters related to plumbing

- Electrical wiring

- Air conditioning system

- All other items of maintenance not specifically delegated to Tenant under this Lease.

Tenant's obligations for maintenance shall include:

- All interior walls, floors, lighting, & indoor plumbing

- All tenant improvements

UTILITIES AND SERVICES. Tenant shall be responsible for all utilities and services incurred in connection with the Premises.

TAXES. Taxes attributable to the Premises or the use of the Premises shall be allocated as follows:

REAL ESTATE TAXES. Landlord shall pay all real estate taxes and assessments for the Premises.

PERSONAL TAXES. Landlord shall pay all personal taxes and any other charges which may be levied against the Premises and which are attributable to Tenant's use of the Premises, along with all sales and/or use taxes (if any) that may be due in connection with lease payments.

DESTRUCTION OR CONDEMNATION OF PREMISES. If the Premises are partially destroyed by fire or other casualty to an extent that prevents the conducting of Tenant's use of the Premises in a normal manner, and if the damage is reasonably repairable within sixty days after the occurrence of the destruction, and if the cost of repair is less than $50,000.00, Landlord shall repair the Premises and a just proportion of the lease payments shall abate during the period of the repair according to the extent to which the Premises have been rendered untenantable. However, if the damage is not repairable within sixty days, or lithe cost of repair is $50,000.00 or more, or if Landlord is prevented from repairing the damage by forces beyond Landlord's control, or if the property is condemned, this Lease shall terminate upon twenty days' written notice of such event or condition by either party and any unearned rent paid in advance by Tenant shall be apportioned and refunded to it. Tenant shall give Landlord immediate notice of any damage to the Premises.

DEFAULTS. Tenant shall be in default of this Lease if Tenant fails to fulfill any lease obligation or term by which Tenant is bound. Subject to any governing provisions of law to the contrary, if Tenant fails to cure any financial obligation within 5 days (or any other obligation within 10 days) after written notice of such default is provided by Landlord to Tenant, landlord may take possession of the Premises without further notice (to the extent permitted by law), and without prejudicing Landlord's rights to damages. In the alternative, Landlord may elect to cure any default and the cost of such action shall be added to Tenant's financial obligations under this Lease. Tenant shall pay all costs, damages, and expenses (including reasonable attorney fees and expenses) suffered by Landlord by reason of Tenant's defaults. All sums of money or charges required to be paid by Tenant under this Lease shall be additional rent, whether or not such sums or charges are designated as "additional rent". The rights provided by this paragraph are cumulative in nature and arc in addition to any other rights afforded by law.

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LATE PAYMENTS. For each payment that is not paid within 5 days after its due date, Tenant shall pay a late fee equal to 3% of the required payment.

CUMULATIVE RIGHTS. The rights of the parties under this Lease are cumulative, and shall not be construed as exclusive unless otherwise required by law.

NON-SUFFICIENT FUNDS. Tenant shall be charged $100.00 for each check that is returned to Landlord for lack of sufficient funds.

REMODELING OR STRUCTURAL IMPROVEMENTS. Tenant shall have the obligation to conduct any construction or remodeling (at Tenant's expense) that may be required to use the Premises as specified above. Tenant may also construct such fixtures on the Premises (at Tenant's expense) that appropriately facilitate its use for such purposes. Such construction shall be undertaken and such fixtures may be erected only with the prior written consent of the Landlord which shall not be unreasonably withheld. Tenant shall not install awnings or advertisements on any part of the Premises without Landlord's prior written consent. At the end of the lease term, Tenant shall be entitled to remove (or at the request of Landlord shall remove) such fixtures, and shall restore the Premises to substantially the same condition of the Premises at the commencement of this Lease.

ACCESS BY LANDLORD TO PREMISES. Subject to Tenant's consent (which shall not be unreasonably withheld), Landlord shall have the right to enter the Premises to make inspections, provide necessary services, or show the unit to prospective buyers, mortgagees, tenants or workers. However, Landlord does not assume any liability for the care or supervision of the Premises. As provided by law, in the case of an emergency, Landlord may enter the Premises without Tenant's consent. During the last three months of this Lease, or any extension of this Lease, Landlord shall be allowed to display the usual “To Let” signs and show the Premises to prospective tenants.

INDEMNITY REGARDING USE OF PREMISES. To the extent permitted by law, Tenant agrees to indemnify, hold harmless, and defend Landlord from and against any and all losses, claims, liabilities, and expenses, including reasonable attorney fees, if any, which Landlord may suffer or incur in connection with Tenant’s possession, use or misuse of the Premises, except Landlord's act or negligence.

DANGEROUS MATERIALS. Tenant shall not keep or have on the Premises any article or thing of a dangerous, flammable, or explosive character that might substantially increase the danger of fire on the Premises, or that might be considered hazardous by a responsible insurance company, unless the prior written consent of Landlord is obtained and proof of adequate insurance protection is provided by Tenant to Landlord.

COMPLIANCE WITH REGULATIONS. Tenant shall promptly comply with all laws, ordinances, requirements and regulations of the federal, state, county, municipal and other authorities, and the fire insurance underwriters. However, Tenant shall not by this provision be required to make alterations to the exterior of the building or alterations of a structural nature.

MECHANICS LIENS. Neither the Tenant nor anyone claiming through the Tenant shall have the right to file mechanics liens or any other kind of lien on the Premises and the filing of this Lease constitutes notice that such liens arc invalid. Further, Tenant agrees to (1) give actual advance notice to any contractors, subcontractors or suppliers of goods, labor, or services that such liens will not be valid, and (2) take whatever additional steps that are necessary in order to keep the premises free of all liens resulting from construction done by or for the Tenant.

DISPUTE RESOLUTION. The parties will attempt to resolve any dispute arising out of or relating to this Agreement through friendly negotiations amongst the parties. If the matter is not resolved by negotiation, the parties will resolve the dispute using the below Alternative Dispute Resolution (ADR) procedure, unless the dispute or controversy meets the requirements to be brought before California's small claims court or is an unlawful detainer proceeding. Any controversies or disputes arising out of or relating to this Agreement, other than those excepted above, will be submitted to mediation in accordance with any statutory rules of mediation. if mediation is not successful in resolving the entire dispute or is unavailable, any outstanding issues will be submitted to final and binding arbitration in accordance with the laws of the State of California. The arbitrator's award will be final, and judgment may be entered upon it by any court having jurisdiction within the State of California.

SUBORDINATION OF LEASE. This Lease is subordinate to any mortgage that now exists, or may be given later by Landlord, with respect to the Premises.

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ASSIGNABILITY/SUBLETTING. Tenant may not assign or sublease any interest in the Premises, nor effect a change in the majority ownership of the Tenant (from the ownership existing at the inception of this lease), nor assign, mortgage or pledge this Lease, without the prior written consent of Landlord, which shall not be unreasonably withheld.

NOTICE. Notices under this Lease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed as follows:

LANDLORD:

Jeffrey Lewis

318 Clay Street

Nevada City, California 95959

TENANT:

BrewBilt Manufacturing I.I.0
110 Spring Hill Drive #10
Grass Valley, CA 95945

Such addresses may be changed from time to time by any party by providing notice as set forth above. Notices mailed in accordance with the above provisions shall be deemed received on the third day after posting.

GOVERNING LAW. This Lease shall be construed in accordance with the laws of the State of California.

ENTIRE AGREEMENT/AMENDMENT. This Lease Agreement contains the entire agreement of the parties and there are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this Lease. This Lease may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

SEVERABILITY. If any portion of this Lease shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Lease is invalid or unenforceable, but that by limiting such provision, it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

WAIVER. The failure of either party to enforce any provisions of this Lease shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Lease.

BINDING EFFECT. The provisions of this Lease shall be binding upon and inure to the benefit of both parties and their respective legal representatives, successors and assigns.

LANDLORD: Jeffrey Lewis

/s/ Jeffrey Lewis                                           Date: January 01, 2018

TENANT: BrewBilt Manufacturing LLC

Jeffrey Lewis,

President

/s/ Jeffrey Lewis                                           Date: January 01, 2018

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